Luxfer Announces CEO Transition

MILWAUKEE, WI -- March 23, 2022 -- Luxfer Holdings PLC [NYSE: LXFR] (“Luxfer” or the “Company”), a global industrial company innovating niche applications in materials engineering, today announced that Andrew “Andy” Butcher has been named as Chief Executive Officer and a member of Luxfer’s Board of Directors, effective May 6, 2022. The Company also reaffirmed its prior financial guidance for the year. Alok Maskara, who has served as CEO and Executive Director since May 2017, has elected to leave the Company in pursuit of another opportunity.

“We are grateful for Alok’s five years of dedication to Luxfer. During his time, he successfully transformed the Company, positioning it for future growth with a focused strategy and a bolstered balance sheet. On behalf of the entire organization, we thank Alok for his meaningful contributions and wish him all the best in his future endeavors,” said Patrick Mullen, Luxfer Board Chair.

Mullen continued, “With unanimous approval from the Board of Directors and consistent with the Company’s succession plan, we are delighted to promote Andy to the position of Chief Executive Officer. Andy is a strategic, growth-oriented leader, bringing over 30 years of experience with Luxfer. We are confident that under Andy’s leadership Luxfer will continue building on the transformation plan to deliver growth and shareholder value.”

“It has been an honor to be a part of Luxfer’s high-performing team, and I want to thank our Board and all our employees around the world for the opportunity to lead this great organization,” said Alok Maskara. “Consistent with our established succession plans, I look forward to working with Andy to ensure a smooth transition.”

Andy Butcher has served as the President of Luxfer Gas Cylinders, Luxfer’s largest business unit, since 2014. Mr. Butcher joined Luxfer in 1991 and has held positions of increasing responsibility throughout his career with the Company. In 2002, he led the development of Luxfer’s composite gas cylinder business, first as General Manager and then as Executive Vice President. Mr. Butcher holds an M.A. degree in Engineering from Cambridge University and an M.B.A from Keele University, both located in England.

“I am excited to accept the position of CEO and look forward to leading our dedicated worldwide team to deliver long-term growth and profitability for Luxfer,” said Andy Butcher. “Luxfer has proven its resilience through pandemic-related challenges and ended 2021 with a strong balance sheet and significant opportunities in front of us. I am confident in our ability to deliver value to our customers, employees, and shareholders as we execute our strategic growth initiatives.”

About Luxfer Holdings PLC
Luxfer is a global industrial company innovating niche applications in materials engineering. Using its broad array of proprietary technologies, Luxfer focuses on value creation, customer satisfaction, and demanding applications where technical know-how and manufacturing expertise combine to deliver a superior product. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, healthcare, transportation, and general industrial applications. For more information, please visit www.luxfer.com.

Luxfer is listed on the New York Stock Exchange and its ordinary shares are traded under the symbol LXFR.

Contact Information
Michael Gaiden
Vice President of Investor Relations
+1 (414) 982-1663
Michael.Gaiden@Luxfer.com